Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 11, 2022, in the Post-Effective Amendment No.1 to the Registration Statement (Form S-1 No. 333-257969) and related Prospectus of LiveVox Holdings, Inc. for the registration of shares of its common stock and warrants to purchase shares of common stock.

/s/ Ernst & Young LLP

San Francisco, California

April 21, 2022